UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 6, 2009

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and Sections 6 through 9 are not applicable and therefore omitted.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

FY 2010 Cash Bonus Program

On August 6, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Urologix, Inc. (the “Company”) recommended, and the Board of Directors adopted, the 2010 cash bonus program (the “Program”) and the performance goals under the Program for the Company’s current executive officers (the “Executives”): Stryker Warren, Jr., Chief Executive Officer; Greg Fluet, Executive Vice President and Chief Operating Officer; and Rebecca J. Weber, Director of Finance and Controller. The Committee retains the discretion to modify the terms of the Program and to grant cash bonuses or other compensation to the Executives outside the Program.

The performance goals under the Program consist of the Company’s revenue for fiscal year 2010, its cash balance at the end of fiscal year 2010 and individual fiscal year objectives. For Ms. Weber, these measures are weighted in equal thirds. For Messrs. Warren and Fluet, the only measures consist of the Company’s revenue for fiscal year 2010 and its cash balance at the end of fiscal year 2010, which are weighted equally. The Committee also established minimum, target and maximum performance goals relating to revenue in fiscal year 2010, target and maximum goals relating to cash balance at the end of fiscal year 2010, and, in the case of Ms. Weber, approved individual fiscal year objectives established by Mr. Warren.

The cash bonus amount relating to the achievement of revenue for fiscal year 2010 will be adjusted if the Company’s financial performance either exceeds or is less than the target level, up to a 100% increase at the maximum level or a 50% decrease at the minimum level. For the cash balance measure, the target amount is also the minimum amount of achievement that will result in any bonus relating to this component. The bonus amount relating to cash balance at the end of fiscal year 2010 will be adjusted if the Company’s cash exceeds the target level, up to a 20% increase. Further, both the minimum amounts relating to revenue and the cash balance at fiscal year end must be met prior to any payout under the Program. Payouts of the cash bonus will be made following the Committee’s determinations at the end of the fiscal year to those Executives who continue to be employed as of the end of the fiscal year.

The following table shows the bonus that may be earned under the Program by the Executives as a percentage of each of their respective annual base salaries as currently in effect at the minimum, target, and maximum level of the Company’s achievement of revenue for fiscal year 2010 and the target cash balance at the end of fiscal year 2010. In the case of Ms. Weber, minimum performance represents no achievement of her individual fiscal year objectives and target and maximum performance represents achievement of her individual fiscal year objectives in full.

2010 Cash Bonus Program

Name of Executive	% of Salary For FY 2010 Performance at Program Minimum	% of Salary For FY 2010 Performance at Program Target	% of Salary For FY 2010 Performance at Program Maximum
Stryker Warren, Jr.	30%	40%	64%
Greg Fluet	22.5%	30%	48%
Rebecca J. Weber	15%	30%	42%

FY 2010 Base Salaries

In addition, on August 6, 2009, the Committee recommended and the Board of Directors approved base salaries for Messrs. Warren and Fluet and Ms. Weber. The annual base salaries of Mr. Fluet and Ms. Weber in fiscal year 2010 will remain the same as fiscal year 2009 at $150,000 and $130,000, respectively. Mr. Warren recommended, and the Board of Directors accepted the recommendation, that Mr. Warren’s annual base salary be reduced from $300,000 in fiscal year 2009 to $272,000 per year in fiscal year 2010.

Director Fees

On August 6, 2009, the Board of Directors determined that the non-executive Chairman, if also the lead director, will receive a fee of $20,000 per year beginning in fiscal year 2010, but be paid no separate fee as a lead director.

2009 Cash Bonus Program Payouts

On August 6, 2009, the Committee recommended and the Board of Directors approved payouts to the Executives under the cash bonus program for fiscal year 2009 that was adopted on November 10, 2008 (the “2009 Bonus Program”). The performance goals under the 2009 Bonus Program for the Executives consisted of the Company’s revenue for fiscal year 2009, its cash balance at the end of fiscal year 2009 and for Ms. Weber, individual fiscal year objectives. For Messrs. Warren and Fluet, the two financial measures were weighted at 50% and for Ms. Weber, the two financial measures and the individual objectives were weighted in equal thirds. The Company’s revenues for fiscal year 2009 did not meet the minimum amount set by the Committee and therefore, did not result in any bonus to the Executives as a result of this performance measure. The Company’s cash balance at the end of fiscal year 2009 exceeded the maximum amount set by the Committee. In addition, Ms. Weber achieved some of the fiscal year objectives established by the Committee, resulting in half of the targeted bonus amount relating to this performance measure. Therefore, under the 2009 Bonus Program, Mr. Fluet was paid $27,000 and Ms. Weber was paid $19,530. The Committee exercised its discretion, upon the recommendation of Mr. Warren, to reduce Mr. Warren’s bonus amount to zero. Mr. Warren would have earned a bonus amount of $72,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Stryker Warren, Jr.
Stryker Warren, Jr. Chief Executive Officer

Date: August 12, 2009

4